UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Shenandoah Telecommunications Company

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒ No fee required.
☐ Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transactions applies:
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:
☐ Fee paid previously with preliminary materials.

☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date File

SHENANDOAH TELECOMMUNICATIONS COMPANY

500 Shentel Way

Edinburg, Virginia 22824

______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

May 5, 2009

______________________________

To our shareholders:

Notice is hereby given that the 2009 annual meeting of shareholders of Shenandoah Telecommunications Company will be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, May 5, 2009, at 11:00 a.m., local time, for the following purposes:

1.	to consider and vote upon a proposal to elect three directors to serve until the annual meeting of shareholders in 2012;
2.	to ratify the Audit Committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009; and,
3.	to transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on March 20, 2009 will be entitled to notice of, and to vote at, the annual meeting or any adjournment or postponement thereof.

All shareholders are cordially invited to attend this meeting. Lunch will be provided.

Your vote is very important to us. Whether or not you plan to attend the meeting in person, your shares should be represented and voted. To vote, you should complete, sign, date and promptly return the proxy in the self-addressed envelope that we have included for your convenience. No postage is required if the proxy is mailed in the United States. Submitting the proxy before the annual meeting will not preclude you from voting in person at the annual meeting if you should decide to attend.

By Order of the Board of Directors,

Ann E. Flowers

Secretary

Dated: March 27, 2009

SHENANDOAH TELECOMMUNICATIONS COMPANY

500 Shentel Way

Edinburg, Virginia 22824

Annual Meeting of Shareholders

May 5, 2009

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

This proxy statement is furnished in connection with the solicitation of proxies by the board of directors of Shenandoah Telecommunications Company for use at Shenandoah Telecommunications Company’s 2009 annual meeting of shareholders to be held in the auditorium of the Company’s offices at 500 Shentel Way, Edinburg, Virginia, on Tuesday, May 5, 2009, at 11:00 a.m., local time. The purpose of the annual meeting and the matters to be acted upon are set forth in the accompanying notice of annual meeting.

The Company will pay the cost of this proxy solicitation. In addition to the solicitation of proxies by use of the mails, officers and other employees of the Company may solicit proxies by personal interview, telephone, e-mail and telegram. None of these individuals will receive compensation for such services, which will be performed in addition to their regular duties. The Company also has made arrangements with brokerage firms, banks, nominees and other fiduciaries to forward proxy solicitation material for shares held of record by them to the beneficial owners of such shares. The Company will reimburse such persons for their reasonable out-of-pocket expenses in forwarding such material.

A list of shareholders entitled to vote at the annual meeting will be open to the examination of any shareholder, for any purpose germane to the meeting, during ordinary business hours for a period of ten days before the meeting at the Company’s offices at 500 Shentel Way, Edinburg, Virginia 22824, and at the time and place of the meeting during the whole time of the meeting.

This proxy statement and the enclosed proxy card are first being mailed to the Company’s shareholders on or about March 27, 2009.

Voting and Revocability of Proxies

A proxy for use at the annual meeting and a return postage-paid envelope are enclosed.

Shares of the Company’s common stock represented by a properly executed proxy, if such proxy is received in time and not revoked, will be voted at the annual meeting in accordance with the instructions indicated in such proxy. If no instructions are indicated, such shares will be voted FOR the election of the three director nominees to the Company’s board of directors and auditor ratification. Discretionary authority is provided in the proxy as to any matters not specifically referred to in the proxy. Management is not aware of any other matters that are likely to be brought before the annual meeting. If any other matter is properly presented at the annual meeting for action, including a proposal to adjourn or postpone the annual meeting to permit the Company to solicit additional proxies in favor of any proposal, the persons named in the accompanying proxy will vote on such matter in their own discretion.

A shareholder executing a proxy card may revoke the proxy at any time before it is exercised by giving written notice revoking the proxy to the Company’s Secretary, by subsequently filing another proxy bearing a later date or by attending the annual meeting and voting in person. Attending the annual meeting will not automatically revoke the shareholder’s proxy. All written notices of revocation or other communications with respect to revocation of proxies should be addressed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

Voting Procedure

All holders of record of the common stock at the close of business on March 20, 2009, will be eligible to vote at the annual meeting. Each holder of common stock is entitled to one vote at the annual meeting for each share held by such shareholder. As of March 20, 2009, there were 23,636,109 shares of common stock outstanding.

A majority of the shares of common stock issued and outstanding and entitled to vote at the annual meeting, present in person or represented by proxy, will constitute a quorum at the annual meeting. Votes cast in person or by proxy at the annual meeting will be tabulated by the inspectors of election appointed for the annual meeting, who will determine whether or not a quorum is present. Abstentions and any broker non-votes, which are described below, will be counted for purposes of determining the presence of a quorum at the annual meeting.

The election of directors requires a plurality of the votes cast for the election of directors. Accordingly, the directorships to be filled at the annual meeting will be filled by the nominees receiving the highest number of votes in favor of their election. In the election of directors, votes may be cast in favor of or withheld with respect to any or all nominees. Votes that are withheld will be excluded entirely from the vote and will have no effect on the outcome of the vote.

The proposal to ratify the audit committee’s selection of KPMG LLP as the Company’s independent registered public accounting firm for 2009 will be approved if the number of votes cast in favor of the proposal exceeds the number of votes cast against approval of the proposal. Abstentions and broker non-votes will have no effect on the outcome of the vote on this proposal.

Broker-dealers who hold their customers’ shares in street name may, under the applicable rules of the exchanges and other self-regulatory organizations of which the broker-dealers are members, vote the shares of their customers on routine proposals, which under such rules typically include the election of directors, when they have not received instructions from their customers. Under these rules, brokers may not vote shares of their customers on non-routine matters without instructions from their customers. A broker non-vote occurs with respect to any proposal when a broker holds shares of a customer in its name and is not permitted to vote on that proposal without instruction from the beneficial owner of the shares and no instruction is given. A broker non-vote will not affect whether any proposal to be acted upon at the annual meeting is approved.

Annual Report to Shareholders

A copy of the Company’s annual report to shareholders for the year ended December 31, 2008 accompanies this proxy statement. The Company is required to file an annual report on Form 10-K for the year ended December 31, 2008 with the SEC. Shareholders may obtain, free of charge, a copy of the 2008 Form 10-K, without exhibits, by writing to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. The annual report on Form 10-K is also available through the Company’s website at www.shentel.com. The annual report to shareholders and the Form 10-K are not proxy soliciting materials.

Important Notice Regarding Delivery of Shareholder Documents

If you and other residents at your mailing address own common stock in street name, your broker or bank may have sent you a notice that your household will receive only one annual report to shareholders and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of an annual report to shareholders and proxy statement is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report to shareholders and proxy statement to your address. If you did not receive an individual copy of our annual report to shareholders or this proxy statement, and wish to do so, the Company will send a copy to you if you address your written request to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary, or call us at 540-984-5200. If you are receiving multiple copies of our annual report to shareholders and proxy statement, you can request householding by contacting our corporate secretary in the same manner.

SECURITY OWNERSHIP

Management Ownership of Common Stock

The following table presents, as of March 20, 2009, information based upon the Company’s records and filings with the SEC regarding beneficial ownership of the common stock by the following persons:

•	each director and each nominee to the board of directors;
•	each executive officer of the Company named in the summary compensation table under the “Executive Compensation” section of this proxy statement; and
•	all directors and executive officers of the Company as a group.

As of March 20, 2009, there were 23,636,109 shares of common stock outstanding.

The information presented below regarding beneficial ownership of the Company’s common stock has been presented in accordance with rules of the SEC and is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, a person is deemed to be a “beneficial owner” of a security if that person has or shares the power to vote or direct the voting of the security or the power to dispose or direct the disposition of the security. A person is also deemed to be the beneficial owner of any security as to which a person has the right to acquire sole or shared voting or investment power within 60 days through the conversion or exercise of any convertible security, warrant, option or other right. More than one person may be deemed to be a beneficial owner of the same securities.

Name of Beneficial Owner (Directors, Nominees and Executive Officers)	Amount and Nature of Beneficial Ownership	Percent of Class (%)
Douglas C. Arthur	9,716	*
Ken L. Burch	227,221	*
Tracy Fitzsimmons	1,022	*
John W. Flora	200	*
Christopher E. French	964,120	4.08
Richard L. Koontz, Jr.	1,016	*
Dale S. Lam	4,050	*
Jonelle St. John	1,292	*
James E. Zerkel II	30,445	*
Earle A. MacKenzie	55,412	*
Adele M. Skolits	936	*
David E. Ferguson	18,930	*
William L. Pirtle	18,326	*

All directors, nominees and executive officers as a group (14 persons)	1,332,686	5.63
*Less than 1%.

The percentage of beneficial ownership as to any person as of March 20, 2009, is calculated by dividing the number of shares beneficially owned by such person, which includes the number of shares as to which such person has the right to acquire voting or investment power within 60 days, by the sum of the number of shares outstanding as of March 20, 2009, plus the number of shares as to which such person has the right to acquire voting or investment power within 60 days. Consequently, the denominator used for calculating such percentage may be different for each beneficial owner. Except as otherwise indicated below and under applicable community property laws, the Company believes that the beneficial owners of the Company’s common stock listed in the table have sole voting and investment power with respect to the shares shown.

The shares of common stock shown as beneficially owned by Mr. Arthur include 1,094 shares of common stock owned of record by his spouse. Mr. Arthur disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. Burch include 567 shares of common stock owned of record by his spouse. Mr. Burch disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. French include 55,230 shares of common stock owned of record by his spouse, 13,668 shares of common stock owned of record by two of his children, 742,992 shares owned of record by 14 trusts for the benefit of Mr. French’s minor child and other family members for which Mr. French serves as trustee, and options exercisable within 60 days of March 29, 2009 to purchase 6,120 shares of common stock. Mr. French disclaims beneficial ownership of the shares owned of record by his spouse and two of his children.

The shares of common stock shown as beneficially owned by Mr. Zerkel include 750 shares of common stock owned of record by his spouse. Mr. Zerkel disclaims beneficial ownership of such shares.

The shares of common stock shown as beneficially owned by Mr. MacKenzie include 687 shares of common stock owned of record by his spouse, and options exercisable within 60 days of March 20, 2009 to purchase 36,000 shares of common stock. Mr. MacKenzie disclaims beneficial ownership of the shares owned of record by his spouse.

The shares of common stock shown as beneficially owned by Mr. Pirtle include options exercisable within 60 days of March 20, 2009 to purchase 3,582 shares of common stock.

The shares of common stock shown as beneficially owned by all directors, nominees and executive officers as a group includes options exercisable within 60 days of March 20, 2009 to purchase 45,702 shares of common stock.

ELECTION OF DIRECTORS

Nominees for Election as Directors

The Company’s articles of incorporation provide that the board of directors is to be divided into three classes of directors, with the classes to be as nearly equal in number as possible. The terms of office of the three current classes of directors expire at this annual meeting, at the annual meeting of shareholders in 2010 and at the annual meeting of shareholders in 2011, respectively. Upon the expiration of the term of office of each class, the nominees for such class will be elected for a term of three years to succeed the directors whose terms of office expire.

Ken L. Burch, Richard L. Koontz, Jr. and Jonelle St. John have been nominated for election to the class with a three-year term that will expire at the annual meeting of shareholders in 2012. All nominees are incumbent directors who have served on the board of directors since 1995, 2006 and 2007, respectively.

All three nominees were nominated for election by the board of directors and recommended for nomination by the nominating committee, which consists of Douglas C. Arthur, Mr. Burch, Dale S. Lam, and James E. Zerkel II, each of whom is an “independent director,” as that term is defined in Nasdaq Marketplace Rule 4200(a)(15).

Approval of Nominees

Approval of the nominees requires the affirmative vote of a plurality of the votes cast at the annual meeting. Unless authority to do so is withheld, it is the intention of the persons named in the proxy to vote such proxy FOR the election of each of the nominees. In the event that any nominee should become unable or unwilling to serve as a director, the persons named in the proxy intend to vote for the election of such substitute nominee for director as the board of directors may recommend. It is not anticipated that any nominee will be unable or unwilling to serve as a director.

The board of directors unanimously recommends that the shareholders of the Company vote FOR the election of the nominees to serve as directors.

Information About Nominees and Continuing Directors

Biographical information concerning each of the nominees and each of the directors continuing in office is presented below.

Nominees for Election for Three-Year Term Expiring in 2012

Name	Age	Director Since
Ken L. Burch	64	1995
Richard L. Koontz, Jr.	51	2006
Jonelle St. John	55	2007

Ken L. Burch is a farmer who owns a purebred and commercial beef cattle operation near Shenandoah Caverns, Virginia.

Richard L. Koontz, Jr. has served as Vice President of Holtzman Oil Corporation, a supplier and distributor of petroleum products located in Mt. Jackson, Virginia, since 1988. He is currently a member and Vice-Chairman of the Shenandoah County School Board.

Jonelle St. John is currently a consultant and has previously served as a director and chairman of the audit committee of Motient Corporation, a nationwide provider of two-way, wireless mobile data services and wireless Internet services. Ms. St. John was the chief financial officer of MCI WorldCom International in London from 1998 through 2000 following her position as the treasurer of MCI Communications Corporation from 1993 to 1998. Prior to joining MCI, Ms. St. John served as the vice president-finance and treasurer and was the vice president and controller of Telecom*USA from 1985 until it was acquired by MCI in 1990.

Directors Whose Terms Expire in 2010

Name	Age	Director Since
Christopher E. French	51	1996
Dale S. Lam	46	2004
James E. Zerkel II	64	1985

Christopher E. French has served as President and Chief Executive Officer of the Company and its subsidiaries since 1988. Prior to his appointment as President, he held a variety of positions with the Company, including Executive Vice President and Vice President-Network Service. Mr. French also serves on the Board of Directors of First National Corporation.

Dale S. Lam has served as President of Strategent Financial, LLC, a financial advisory firm, since November 2008. Mr. Lam previously served as Chief Financial Officer and member of the Board of Directors of ComSonics, Inc., a cable television equipment manufacturer and repair operation headquartered in Harrisonburg, Virginia, since April 2001. He is also a Certified Public Accountant.

James E. Zerkel II has served as Vice President of James E. Zerkel, Inc., a hardware firm located in Mt. Jackson, Virginia, since 1970. Mr. Zerkel also serves on the Board of Directors of the Shenandoah Valley Electric Cooperative.

Directors Whose Terms Expire in 2011

Name	Age	Director Since
Douglas C. Arthur	66	1997
Tracy Fitzsimmons	42	2005
John W. Flora	54	2008

Douglas C. Arthur has been an attorney-at-law since 1967, and currently is managing partner of Arthur, Allamong & Brown in Strasburg, Virginia. He is a member and Chairman of the Board of Directors of First National Corporation.

Tracy Fitzsimmons is President of Shenandoah University, Winchester, Virginia, a position she has held since July 2008. She previously served as Senior Vice President and Vice President for Academic Affairs of Shenandoah University since October 2006 and Vice President of Academic Affairs since July 2002. Dr. Fitzsimmons also currently serves as a professor of political science at Shenandoah University. Dr. Fitzsimmons received a PhD and M.A. degrees from Stanford University and a B.A. degree from Princeton University.

John W. Flora has been an attorney-at-law since 1980, and currently is a shareholder of Lenhart Obenshain PC in Harrisonburg, Virginia. Mr. Flora’s business and tax practice has ranged from serving as lead counsel of a publicly held Fortune 500 company to representing private companies and their owners from business formation through succession.

Board of Directors and Committees of the Board of Directors

The board of directors has determined that with the exception of Christopher E. French, each of the incumbent directors and the director nominee is or (in the case of such nominee) will be an “independent director,” as that term is defined in NasdaqMarketplace Rule 4200(a)(15).

The board of directors welcomes communications from its shareholders, and has adopted a procedure for receiving and addressing those communications. Shareholders may send written communications to either the full board of directors or the non-management directors as a group by writing to the board of directors or the non-management directors at the following address: Board of Directors/

Non-Management Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary. Communications by e-mail should be addressed to corpsec@shentel.net and marked “Attention: Corporate Secretary” in the “Subject” field. The Secretary will review and forward all shareholder communications to the intended recipient, except for those shareholder communications that are outside the scope of board matters or duplicative of other communications by the applicable shareholder previously forwarded to the intended recipient.

The board of directors held sixteen meetings during 2008. During 2008, each director attended at least 75% of the aggregate of the total number of meetings of the board of directors and of each committee of the board of directors on which such director served.

All of the Company’s directors serving on the board of directors at that time attended the Company’s annual meeting of shareholders in 2008. The board of directors has adopted a policy that all directors should attend the annual meeting of shareholders.

The board of directors currently has a standing audit committee, a standing compensation committee, and a standing nominating committee.

The audit committee, which held seven meetings during 2008, consists of Mr. Lam, who is the Chair, Ms. St. John, and Mr. Arthur. The board of directors has determined that each audit committee member meets the independence requirements applicable to audit committee members under the Nasdaq Marketplace Rules and rules of the SEC. The board of directors has determined that Mr. Lam and Ms. St. John are “audit committee financial experts,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, and are independent of management. The audit committee is responsible, among its other duties, for engaging, overseeing, evaluating and replacing the Company’s independent auditors, pre-approving all audit and non-audit services by the independent auditors, reviewing the scope of the audit plan and the results of each audit with management and the independent auditors, reviewing the adequacy of the Company’s system of internal accounting controls and disclosure controls and procedures, reviewing the financial statements and other financial information included in the Company’s annual and quarterly reports filed with the SEC, and exercising oversight with respect to the Company’s code of conduct and other policies and procedures regarding adherence with legal requirements. The audit committee’s duties are set forth in the committee’s charter, a copy of which is available on the Company’s website at www.shentel.com.

The compensation committee, which held seven meetings during 2008, consists of Dr. Fitzsimmons, who is the Chair, Mr. Flora, Mr. Koontz and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules. The compensation committee is responsible, among its other duties, for considering and making recommendations to the board of directors with respect to programs for human resource development and management organization and succession, for considering and making recommendations to the board of directors with respect to some compensation matters and policies and the Company’s employee benefit and incentive plans, including the Company’s stock incentive plans, and for administering such plans.

For 2008, the board of directors did not delegate to the compensation committee the authority to determine the overall compensation of the Company’s chief executive officer and other executive officers. Instead, in accordance with the Nasdaq Marketplace Rules, the compensation of the chief executive officer and the Company’s other executive officers is determined by the board of directors upon the recommendation of a majority of the directors who meet the independence requirements prescribed by the Nasdaq Marketplace Rules. As discussed above, all of the Company’s directors with the exception of Mr. French qualify as independent directors, and each such director participated in the consideration of executive officer compensation for 2008. The board of directors believes that the governance goals advanced by the determination of executive compensation by a compensation committee composed solely of independent directors is equally served by the operation of the alternative process for determination of executive compensation permitted by the Nasdaq Marketplace Rules. Although the independent directors are responsible for recommending executive compensation, because of its role in administering the Company’s employee benefit and stock incentive plans, the compensation committee plays an important role in determining the level and form of the equity based component of executive compensation.

In 2007, the Company retained Radford Surveys + Consulting, an Aon Consulting company that consults on employee benefits and compensation, to provide an assessment of the Company’s executive compensation practices and to recommend possible changes that should be considered to those practices. During 2008, the compensation committee conferred with the consultant regarding any market-based changes to its previous recommendations.

The Company’s chief executive officer, is responsible for reviewing the performance of the executive officers who report to him, which included each of the Company’s named executive officers identified in this proxy statement, and bringing individual recommendations for those officers to the independent directors for their review, consideration and approval. In addition, the chief executive officer and the Company’s executive vice president are responsible for establishing individual performance objectives for the payment of annual incentive bonuses to the other executive officers.

The nominating committee, which held two meeting during 2008, consists of Mr. Arthur, who is the Chair, Mr. Burch, Mr. Lam and Mr. Zerkel, all of whom meet the independence requirements prescribed by the Nasdaq Marketplace Rules. The committee is responsible for recommending candidates for election to the board of directors for approval and nomination by the board of directors. The committee is also responsible for making recommendations to the board of directors or otherwise acting with respect to corporate governance matters, including board size and membership qualifications, new director orientation, committee structure and membership, non-employee director compensation, communications with shareholders, and board and committee self-evaluations. The charter of the nominating committee is available on the Company’s website at www.shentel.com.

Director Nomination Process

The board of directors has, by resolution, adopted a director nominations policy. The purpose of the nominations policy is to describe the process by which candidates for possible inclusion in the Company’s recommended slate of director nominees are selected. The nominations policy is administered by the nominating committee of the board of directors.

The board of directors does not currently prescribe any minimum qualifications for director candidates. Consistent with the criteria for the selection of directors approved by the board of directors, the nominating committee will take into account the Company’s current needs and the qualities needed for board service, including experience and achievement in business, finance, technology or other areas relevant to the Company’s activities; reputation, ethical character and maturity of judgment; diversity of viewpoints, backgrounds and experiences; absence of conflicts of interest that might impede the proper performance of the responsibilities of a director; independence under SEC and Nasdaq Marketplace Rules; service on other boards of directors; sufficient time to devote to board matters; and ability to work effectively and collegially with other board members. In the case of incumbent directors whose terms of office are set to expire, the nominating committee will review such directors’ overall service to the Company during their term, including the number of meetings attended, level of participation, quality of performance, and any transactions of such directors with the Company during their term. For those potential new director candidates who appear upon first consideration to meet the board’s selection criteria, the nominating committee will conduct appropriate inquiries into their background and qualifications and, depending on the result of such inquiries, arrange for in-person meetings with the potential candidates.

The nominating committee may use multiple sources for identifying director candidates, including its own contacts and referrals from other directors, members of management, the Company’s advisors, and executive search firms. The nominating committee will consider director candidates recommended by shareholders and will evaluate such director candidates in the same manner in which it evaluates candidates recommended by other sources. In making recommendations for director nominees for the annual meeting of shareholders, the nominating committee will consider any written recommendations of director candidates by shareholders received by the Secretary of the Company not later than 120 days before the anniversary of the previous year’s annual meeting of shareholders. Recommendations must include the candidate’s name and contact information and a statement of the candidate’s background and qualifications, and must be mailed to Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

The nominations policy is intended to provide a flexible set of guidelines for the effective functioning of the Company’s director nominations process. The nominating committee intends to review the nominations policy at least annually and anticipates that modifications may be necessary from time to time as the Company’s needs and circumstances evolve, and as applicable legal or listing standards change. The nominating committee may amend the nominations policy at any time, in which case the most current version will be available on the Company’s website at www.shentel.com.

Director Compensation

Directors who are not employees of the Company receive a fee of $1,000 per month and a fee of $1,250 for each board of directors meeting attended in person ($1,100 per meeting prior to July 2008) and $625 per meeting attended by conference call ($600 per meeting attended by conference call prior to July 2008). Committee members are paid fees of $750 for each committee meeting attended in person ($300 per meeting prior to May 2008) or $375 for each committee meeting in which they participate by conference call ($100 per meeting attended by conference call prior to July 2008). The Committee chairs are paid an additional fee of $100 for each committee meeting they attend in person or by conference call. The Company pays its non-employee directors these fees in arrears on a monthly basis.

Effective as of July 1, 2007, in lieu of receiving their fees in cash, each director can elect to have some or all of their fees paid in unrestricted shares of the Company’s common stock with such shares being issued to the director out of the shares reserved for issuance under the Company’s 2005 Stock Incentive Plan. The award of shares in lieu of cash is done using the closing price as of the last trading day of the month for which the fees are being paid and the shares are held in book entry until a request is made to convert the book entry shares to certificated shares. Any cash in lieu of fractional shares resulting from the conversion of book entry shares to whole shares in certificate form will be paid out in accordance with the same methodology used in the Company’s Dividend Reinvestment Plan. A director’s initial election to receive shares in lieu of cash must have been made by July 1, 2007, and thereafter may only be changed on an annual basis.

All directors are reimbursed for the out-of-pocket expenses they incur in attending director education programs. Additionally, directors are reimbursed for documented mileage incurred for travel to and from Board meetings.

The following table sets forth the compensation paid to the non-employee directors of the Company for their service in 2008. Amounts shown under the “All Other Compensation” column in the table reflect amounts accrued for a benefit for certain directors upon their retirement from the Board, as described in the paragraph following the table.

2008 Director Compensation Table

Name	Fees Earned or Paid In Cash ($)		All Other Compensation ($)	Stock Awards($)(b)	Total ($)

Douglas C. Arthur	33,990		3,046	559	37,595
Ken L. Burch	30,560	(a)	2,577	559	33,696
Tracy Fitzsimmons	33,748	(a)	1,015	559	35,322
John W. Flora	24,137		1,763	—	25,900
Richard L. Koontz, Jr.	33,175	(a)	1,457	559	35,191
Dale S. Lam	34,153		1,117	559	35,829
Jonelle St. John	33,439	(a)	1,861	559	35,859
James E. Zerkel II	34,142		2,577	559	37,278

a)

For 2008 service, Mr. Burch, Dr. Fitzsimmons, Mr. Koontz and Ms. St. John elected to receive $1,550, $6,300, $9,500 and $5,000, respectively, of his or her cash compensation in the form of unrestricted shares of common stock, which were valued at the closing price as of the last trading day of the service month.

b)

All non-employee directors, with the exception of Mr. Flora who was not then a director, were granted an award of 246 performance shares on September 17, 2007. These performance shares fully vest on any of the fifth through eighth anniversaries of the grant date if the average thirty day closing stock price of the Company’s common stock exceeds certain target prices during the thirty days ending immediately prior to the respective anniversary date, and the director remains with the Company (or has retired after meeting the mandatory retirement age). The director is not entitled to vote the shares, or receive dividends with respect to the shares, prior to vesting.

Directors are required to retire from the board at the end of the term during which they attain the age of 72. Directors with 18 years of service are eligible for a three year director emeritus position upon retirement from the board. Emeritus directors are eligible to receive payments of $1,000 per month. Amounts shown under the “All Other Compensation” column in the table above reflect amounts accrued for this future benefit.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The following Compensation Discussion and Analysis describes the Company’s compensation program for its executive officers, including its chief executive officer and other “named executive officers” identified in the 2008 Summary Compensation Table below, and explains how the Company’s independent directors determined the levels and forms of the compensation that was earned by or paid to the executive officers for 2008.

The Company’s executive compensation program serves to attract and retain the management talent needed to successfully lead our company and increase shareholder value. It rewards executives for their knowledge and skill used in carrying out their responsibilities, and motivates their behavior by rewarding desired performance or the meeting of established corporate objectives.

The Company’s executive compensation program primarily consists of base salaries, annual incentive bonuses, long-term incentives in the form of equity-based compensation, and retirement compensation. Base salary represents the fixed component of the Company's executive compensation program and is designed to provide compensation to executives based upon their experience, duties and scope of responsibilities. Annual incentive bonuses represent a variable component of compensation, and are intended to compensate executives for specific achievements or improvements in the Company's performance and individual accomplishments towards specific objectives. Long-term equity-based incentive compensation represents a variable component which seeks to reward executives for performance that maximizes long-term shareholder value, while further aligning the executive’s financial interests with those of our shareholders, and also serves as a retention tool. Retirement compensation is a variable component of compensation and is designed to allow the participants to accumulate assets which will assist in meeting their post-retirement needs.

The Company also provides various benefit programs to executive officers and to other employees. The following table generally identifies such benefit plans and identifies those employees who may be eligible to participate:

Benefit Plan	Executive Officers	Full-time Employees
401(k) Plan (1) (2)	X	X
Medical/Dental/Vision Plans (1)	X	X
Life and Disability Insurance (1)	X	X
Annual Incentive Plan (Bonus) (1)	X	X
Equity Incentive Plan (Stock Options) (1)	X	X
Deferred Compensation Plan (2)	X	Not offered
Defined Benefit Pension Plan (1) (2)	Not offered	Not offered
Defined Benefit Supplemental Executive Retirement Plan (2)	Not offered	Not offered
Employee Stock Purchase Plan	Not offered	Not offered
Change in Control and Severance Plan	Not offered	Not offered
Employment Contracts	Not offered	Not offered

(1)

All full-time employees meeting certain eligibility requirements are eligible to participate in these plans on essentially the same terms (except for certain differences resulting from differences in annual base compensation). The annual incentive plan provides increasing target percentages of base pay for higher level employees.

(2)

During 2006, the Company announced its intention to freeze future benefit accruals under the defined benefit pension and supplemental executive retirement plans effective January 31, 2007. To replace the lost benefits, the Company increased its contributions to the 401(k) Plan for all employees, and amended the supplemental executive retirement plan to become a defined contribution deferred compensation plan. Only certain executive officers (as selected by the board of directors) are eligible to participate in the deferred compensation plan.

The Company further believes that perquisites for executive officers should be extremely limited in scope and value, and has historically provided few perquisites. The following table lists the perquisites offered, and which employees are eligible to receive them:

Type of Perquisites	Executive Officers	Full-time Employees
Employee Discounts (1)	X	X
Spousal Travel Reimbursements (2)	X	X
Financial Planning Allowances	Not offered	Not offered
Automobile Allowance	Not offered	Not offered
Country Club Memberships	Not offered	Not offered
Personal Use of Company Aircraft (3)	Not offered	Not offered
Security Services	Not offered	Not offered
Dwellings for Personal Use (4)	Not offered	Not offered

(1)	All employees are eligible for telephone service discounts, low cost cell phone service for themselves and for discounts on cell phone service for family members.
(2)

The Company encourages the spouses of executive officers and certain employees to accompany them to certain Company sponsored events (such as industry association conventions and conferences). The Company will reimburse the executive or employee for the cost of the spouse’s travel and expenses, and adds such reimbursements to taxable pay for W-2 purposes. The Company does not gross up pay to cover the taxes on such reimbursements.

(3)	The Company does not own, lease, or use private aircraft.
(4)	The Company does, under certain circumstances, provide hiring/relocation bonuses to newly hired employees and executive officers that may, in whole or in part, be used for temporary living expenses.

In 2007 the Company engaged Radford Surveys + Consulting, an Aon Consulting company that consults on employee benefits and compensation, to provide an assessment of its executive compensation practices and to recommend possible changes that should be considered to those practices. A description of the consultant’s assessment and recommendations was provided in the Company’s proxy statement for its 2008 annual meeting of shareholders. During 2008, the compensation committee conferred with the consultant regarding any market-based changes to its previous recommendations. As a result, no modifications were made to the Company’s approach to executive compensation for 2008, and no market survey was undertaken in 2008 to determine if any adjustments to the recommended salary ranges were appropriate. The compensation committee expects to periodically make use of outside consultants to survey current market data for executive compensation.

Base Salaries

Base salaries reflect the scope of an executive’s responsibilities and his or her performance in directing and managing the efforts of the Company or the business unit for which the executive is responsible. Base salaries are initially determined by evaluating the responsibilities of the position, the experience and knowledge of the executive, and the competitive marketplace for recruiting executive talent. Base salaries are reviewed annually by the compensation committee, taking into consideration such factors as individual performance and responsibilities, changes to cost of living, and the executive’s potential overall compensation package.

Comparisons to base salaries for comparable positions at public companies considered to be peers of the Company are also taken into consideration. During 2008, the compensation committee reviewed compensation data disclosed in the proxy filings of the following companies: iPCS, Inc.; Consolidated Communications Holdings Inc.; D&E Communications, Inc.; HickoryTech Corporation; NTELOS Holdings Corp.; SureWest Communications; American Woodmark Corporation; and Trex Company, Inc. These companies were selected for comparison because they are public companies that provide some or all of the same services as the Company, are comparable to the overall size of the Company, and/or are located within the same geographic region. Although the compensation committee reviewed the compensation paid by these companies, we do not specifically “benchmark” our executive compensation or strive to pay our executive officers, including the named executive officers, at a particular level of compensation. Instead, the compensation committee used the information to understand the range of compensation among these comparison companies and to obtain a general understanding of current compensation practices.

Annual Incentive Bonuses

Annual bonuses are intended to focus the executive’s energy onto areas deemed to be in need of improved performance and to reward the executives for the achievement of specific objectives that are deemed to be important to the ongoing success of the Company. Annual bonuses are relative to a percentage of base salary. Target bonuses for executives in recent years have generally been 30% of salary for the chief executive officer, 25% of salary for the executive vice president, and 20% of salary for other executive officers. Annual bonuses for salaried employees, including the named executive officers, have been based upon the achievement of a combination of company-wide financial and service performance goals and achievement of individual objectives. For 2008, the company-wide objectives represented 55% of the total target for the chief executive officer, and 50% of the total target for the executive vice president, with the balance of the total based on the independent directors’ assessment of achievement by those executives in certain pre-determined areas of focus. For the chief financial officer, the company-wide objectives represented 60% of the total target, with the balance of the total based on achievement of individual objectives. Company-wide performance goals are approved by the independent directors, as are the individual objectives for the chief executive officer and executive vice president. Individual objectives for the other named executive officers are established by the chief executive officer and executive vice president. Each officer’s actual bonus can range up to twice the target bonus for exceeding all of the goals and objectives reflected in a given year’s plan. The actual bonus can also range as low as zero in the event there is a failure to achieve any of the goals or objectives in a given year’s plan.

For 2008, company-wide performance goals consisted of six components for all named executives. The largest component, representing 40% of the total target for the chief executive officer, the executive vice president, and other named executives, was an objective based on growth in adjusted net income, which the Company believes is a key driver to creating long-term shareholder value. Adjusted net income was defined as net income before interest, depreciation, amortization, taxes, the cost of closing the defined benefit pension plan and certain investment income. The target levels of adjusted net income were a minimum of $67.0 million (below which no bonus would be earned on this component), a goal of $75.5 million (which represented 100% achievement towards this component) and a high of $84.7 million (which represented 200% achievement, and beyond which no additional bonus would be earned on this component). The independent directors set the $75.5 million goal after taking into account the Company’s operating budget for 2008 and the Company’s 2007 adjusted net income. The 2008 goal represented a greater than 23% increase over 2007’s adjusted net income, which was $61.3 million. The minimum threshold of $67.0 million represented an almost 9% increase over 2007’s adjusted net income, and was viewed as a realistic objective given the historical results of the Company’s businesses and its expectations for future results.

In 2008, actual adjusted net income was $72.2 million, which was higher than the minimum achievement level of $67.0 million, and which resulted in a 50% achievement for this component.

Five company-wide components were measures of service or customer growth. These measures were chosen for performance objectives because of the Company’s belief that providing good service, and continually striving to improve service, will lead to improved customer retention and revenue growth. Customer growth, specifically in our personal communications services (“PCS”) business, is also a direct measure of how well the Company is performing against our competitors in this business segment.

The five service components were weighted differently, and collectively represented 15% of the total target bonus for the chief executive officer, 10% for the chief operating officer, and 20% for all other named executives. Four of these five components were based on achieving better than a target level of trouble report indexes or number of network or service issues per 100 customers for regulated telephone, cable television, and Internet services in Shenandoah County, Virginia, and for the Company’s Converged Services business segment. The fewer troubles reported or service issues incurred per 100 customers, the higher was the resulting achievement on that component. The last of the five service components was based on achieving certain levels of net customer additions in our PCS business, with increasing numbers of additions representing higher achievement. Each of the company-wide service goals was set so that a 100% achievement represented an improvement over similar measures in 2007, based on historical results and trends. The targets represented improvements of 1.3%, 25.5%, 5.3%, and 4.9%, respectively, for telephone, cable television (“CATV”), Internet services, and Converged Services trouble reports. PCS net additions were set based on expectations of lower sales based on tightening credit criteria, higher penetration levels of wireless services, and reflected a decrease of 11.2% from 2007 actual net additions.

The following table sets forth the target achievement levels with respect to each of the company-wide service performance objectives as well as the actual percentage achievement for 2008.

	Achievement Levels
Service Measure	0%	100%	150%	200%	Actual
Telephone	.75	.73	.70	.68	0%
CATV	1.70	1.40	1.27	1.00	133%
Internet	.38	.36	.35	.34	0%
Converged Services	1.84	1.75	1.70	1.65	200%
PCS Net Additions	28,000	30,000	34,000	36,000	0%

Results for both CATV and Converged Services’ trouble indexes were both better than the 100% target level, resulting in a 133% achievement level for Internet and 200% for Converged Services. Results for each of the other measures fell short of their minimum target levels, resulting in a 0% achievement for each. The collective achievement for all service measures was 60% for the chief executive officer, the executive vice president and the chief financial officer.

For 2008, individual objectives represented 45% and 50% of the total potential achievement towards the incentive bonuses of the chief executive officer and the executive vice president, respectively, and were based on the assessment by the independent directors of achievement by those executives in three areas. For both executives, areas of focus were strategic planning and business development and improvement in results or development of an exit strategy for the Company’s Converged Services business segment. The weighting of each of these areas was 20% of the total target. The final area of focus for the chief executive officer, representing 5% of the total target, was improvement in shareholder communications, including establishment of quarterly earnings calls. The final area of focus for the chief operating officer, representing 10% of the total target, was related to meeting budgeted goals with respect to expansion and enhancement of its PCS network. For the chief financial officer, 40% of the total potential achievement towards her incentive bonus was based on two areas of focus. Improvements to the Company’s internal budgeting and planning processes represented 30% of the total target, and improvement in shareholder communications, including establishment of quarterly earnings calls, represented the remaining 10% of the total target.

The independent directors gave good to high marks to both the chief executive officer and executive vice president for their work on the Company’s strategic planning and business development, assessing their performance at 150% of the independent directors’ expectations. Based on the lack of significant turnaround in performance and delays in executing an exit strategy in the Company’s Converged Services business segment, the two senior executives were given a low to medium evaluation and their performance was assessed at 50% on this factor. The independent directors gave medium marks for the performance of the chief executive officer regarding improvement in shareholder communications, assessing his performance at 100% of the independent directors’ expectations. The independent directors gave exceptional marks for the performance of the chief operating officer regarding achievement of the Company’s budgeted goals with respect to expansion and enhancement of its PCS network, assessing his performance at 200% of the independent directors’ expectations. The chief financial officer achieved medium to good results for a performance of 100% on both areas of focus based on timetables and deadlines for implementing changes in each area.

Based on the assessment of the independent directors, the chief executive officer and the executive vice president achieved 100% and 120% of target, respectively, for their personal objectives, and the chief financial offer achieved 100% of target for her personal objectives. Along with the combined performance on the company-wide objectives, the chief executive officer, the executive vice president, and the chief financial officer achieved 74%, 86% and 72%, respectively, of their total targeted bonus.

Long-term Stock Based Compensation

Stock based compensation is intended to focus each of the executives on the long-term, overall impact of their decisions on the Company as a whole, as opposed to the shorter, annual time frame associated with the annual incentive bonuses. Stock based compensation also further aligns the executives’ interest more closely to those of the Company’s shareholders by generally rewarding executives in proportion to increases in value seen by the entire shareholder base. Due to the long-term nature of this component of compensation, it also serves as a retention tool, helping the Company retain desired management talent.

As part of the overall review of executive compensation begun in 2007, significant grants of shares and performance shares were awarded in late 2007. Based on the value of these and other past awards, as well as changes implemented regarding salary and annual incentive bonus practices, the compensation committee determined that cumulative equity awards made to date had approximated an appropriate long-term incentive for executives until it would again consider possible equity awards in 2009. Accordingly, no awards of equity based compensation were made during 2008. In February 2009, the compensation committee recommended, and the board of directors approved, a grant of incentive stock options to the named executive officers and other employees with at least one year of service.

The Company does not have a program, plan or practice to time equity awards, including option grants, to its executive officers or employees in coordination with the release of material non-public information. The grant date of long-term equity awards for our executive officers is the date of the board of directors meeting at which the award determinations are made. The exercise price of stock options issuable under the Company’s 2005 Stock Incentive Plan is the closing price of the common stock as reported on the Nasdaq Global Select Market on the grant date.

Retirement Compensation

As announced in late 2006 and previously disclosed, the Company made several changes to its retirement plans effective in 2007. Effective January 31, 2007, the Company froze benefit accruals under the qualified defined benefit pension plan and announced that it would terminate this plan. Vested benefits accrued under the qualified pension plan could be annuitized, paid out in a lump sum, or transferred to another qualified plan such as an individual IRA account or the Company’s defined contribution 401(k) plan. Distributions of vested benefits are expected to occur in 2009.

Effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan pursuant to which the Plan would become a defined contribution plan, and the Company would contribute 7% of defined pay (generally, base pay plus incentive payments) on behalf of each executive. Vesting in the Executive Supplemental Retirement Plan is subject to a 10 year service requirement.

Summary Compensation

The following table presents details about compensation paid or earned by the Company’s chief executive officer, chief financial officer, and the next three most highly compensated executive officers serving with us at December 31, 2008:

2008 Summary Compensation Table

	Year	Salary	Stock Awards (1)	Option Awards (2)	Non-Equity Incentive Plan Comp (3)	Change in Pension Valuations (4)	All Other Compensation (5)	Total

Christopher E. French President and CEO	2008 2007	$342,107 314,154	$ 9,694 386,531	$ —1,340	$ 75,932 107,427	$ 81,521 38,746	$ 55,991 51,611	$565,245 899,809
	2006	289,346	—	14,513	82,203	367,663	14,056	767,781

Earle A. MacKenzie EVP & COO	2008 2007	318,765 280,523	6,871 172,952	28,905 29,016	62,243 75,665	14,297 5,461	46,997 41,677	478,078 605,294
	2006	240,154	—	42,751	56,856	302,599	7,205	649,565

Adele M. Skolits VP- Finance & CFO (effective 11/07)	2008 2007	209,288 55,001	— —	35,664 16,154	27,935 15,011	— —	25,663 44,792	298,550 130,959

David E. Ferguson VP - Customer Service	2008 2007 2006	177,755 170,623 162,577	3,447 141,680 —	— 1,180 8,717	11,364 36,362 31,442	98,926 57,785 301,923	30,098 28,673 10,619	321,590 436,303 515,278

William L. Pirtle VP - Sales	2008 2007 2006	191,782 179,204 167,885	3,666 141,778 —	— 784 8,626	12,231 37,764 37,841	34,152 15,784 116,917	32,355 28,919 5,037	274,186 404,233 336,306

1)

For 2008, represents accrued compensation relating to awards of Performance Shares granted in 2007, while for 2007, represents accrued compensation relating to awards of Performance Shares and of fully vested restricted and unrestricted shares. For each of 2008 and 2007, the amounts shown represent amounts recognized in that year under SFAS 123R, other than the exclusion of any estimate of forfeitures relating to service-based vesting. See footnote 10 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008.

2)

Except for Ms. Skolits, no stock options were awarded to any named executive officer during 2006, 2007 or 2008. Amounts shown for 2007 represent the final accrued compensation for stock options granted in 2005, which became fully vested in March of 2007, for all officers except Ms. Skolits and Mr. MacKenzie. For Mr. MacKenzie, the amounts shown for 2007 and 2008 relate to options awarded in 2003. For Ms. Skolits, amounts shown for 2007 and 2008 relate to options awarded in 2007. Amounts shown represent amounts recognized in that year under SFAS 123R, other than the exclusion of any estimate of forfeitures relating to service-based vesting. See footnote 10 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008 for details of the terms and assumptions used to value the 2007, 2005 and 2003 stock option awards.

3)	Amounts for each year were earned for performance in that year and were paid in the first fiscal quarter of the following year.
4)

For 2008 and 2007, amounts shown represent the change in the qualified pension liability due to the passage of time and changes in discount rates, as the qualified pension plan was frozen effectively at the end of 2006. For 2006, the amounts shown primarily reflect the one-time change in discount rate, and certain other assumptions, resulting from the Company’s decision, taken in November 2006, to freeze both the qualified and non-qualified retirement plans. See footnote 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008 for additional details on the assumptions used in the valuation of the Company’s retirement plans.

5)

Amounts for 2008 consist of employer and matching contributions to the Company’s 401(k) plan and employer contributions to the Supplemental Executive Retirement Plan for each named officer; and for Mr. French, Mr. Ferguson and Mr. Pirtle, payouts for excess accumulated paid time off. Amounts for 2007 consist of employer and matching contributions to the Company’s 401(k) plan and employer contributions to the Supplemental Executive Retirement Plan for each named officer; for Mr. French and Mr. Ferguson, payouts for excess accumulated paid time off; and for Ms. Skolits, $40,000 to assist her in relocating to Shenandoah County, Virginia.

The Company’s executive officers do not have employment agreements, and thus are not entitled to any additional benefits upon separation from the Company or following a change in control. The Company’s defined benefit pension plan did not historically allow for lump sum distributions except for de minimis amounts. Due to the Company’s 2006 decision to freeze, settle and terminate the defined benefit pension plan, participants, including executive officers, may be eligible for lump-sum distributions of their accumulated, vested benefits. Vested stock options must be exercised before separation from the Company except in the case of retirement; unvested options at both separation and retirement are forfeited. The performance shares are forfeited if the recipient terminates employment prior to the first achievement of the vesting target price at an anniversary date of the award, unless the termination meets the definition of “normal retirement” reflected in the award.

Grants of Plan-based Awards

The following table presents information with respect to the grants of plan-based awards by the Company to the named executive officers during 2008.

2008 Grants of Plan-based Awards Table

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards
Name	Grant Date	Target $	Maximum $
Christopher E. French	4/21/2008	102,632	205,264

Earle A. MacKenzie	4/21/2008	79,691	159,382

Adele M. Skolits	4/21/2008	41,858	83,716

David E. Ferguson	4/21/2008	35,551	71,102

William L. Pirtle	4/21/2008	38,356	76,712

The amounts shown in the “Target $” column represent the potential payout if all objectives under the Incentive Plan were achieved at the 100% level, based on percentages of 2008 base salary paid at the following levels: 30% for the chief executive officer, 25% for the executive vice president, and 20% for vice presidents. Amounts under the “Maximum $” column assume all objectives are achieved at the 200% level. Each objective can be achieved at a level between 0% and 200%. The actual payout amounts for 2008 are shown in the Summary Compensation Table, and were made in February 2009.

Outstanding Equity Awards at Fiscal Year-End

The following table presents information with respect to the outstanding equity awards at 2008 fiscal year-end for the named executive officers.

2008 Outstanding Equity Awards at Fiscal year-end Table

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price	Option Expiration Date	Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested (c)	Equity Incentive Plan Awards: Market Value of Unearned Units That Have Not Vested (d)

Christopher E. French	6,120	—		10.10	3/20/2010	4,800	136,640

Earle A. MacKenzie	36,000	24,000	(a)	7.34	6/2/2013	3,402	95,426

Adele M. Skolits	—	30,000	(b)	20.50	9/17/2014	—	—

David E. Ferguson	—	—		—	—	1,707	47,881

William L. Pirtle	3,582	—		10.10	3/20/2010	1,815	50,911

a)	Mr. MacKenzie’s unvested options as of December 31, 2008 are scheduled to vest 12,000 options per year on June 2nd of 2009 and 2010.
b)	Ms. Skolits’ unvested options as of December 31, 2008 are scheduled to vest 7,500 options per year on September 17th of 2010, 2011, 2012 and 2013.
c)

All executive officers with more than one year of continuous service were granted an award of performance shares during 2007, and the outstanding balances of these awards are shown in the “Equity Incentive Plan Awards: Number of Unearned Units That Have Not Vested ” column in the table above. These performance shares fully vest on any of the fifth through eighth anniversaries of the September 17, 2007 grant date if the average thirty day closing stock price of the Company’s common stock exceeds certain target prices during the thirty days ending immediately prior to the respective anniversary date. Except for normal retirement, as defined in the award, the executive must remain employed with the Company through the applicable vesting date to receive the shares. The executive is not entitled to vote the shares, or receive dividends with respect to the shares, prior to vesting.

d)	Market value is based on the closing price of the Company’s common stock of $28.05 as of December 31, 2008.

Option Exercises and Stock Vested

The following table presents information with respect to the options exercised during the 2008 fiscal year for the named executive officers. No stock awards vested for the named executive officers in 2008.

2008 Option Exercises and Stock Vested Table

	Option Awards
Name	Number of Shares Acquired Upon Exercise	Value Realized Upon Exercise

Christopher E. French	5,394	55,378
Earle A. MacKenzie	—	—
Adele M. Skolits	—	—
David E. Ferguson	6,924	97,230
William L. Pirtle	3,267	48,700

Pension Benefits

The following table presents information with respect to pension benefits at 2008 fiscal year-end for the named executive officers.

2008 Pension Benefits Table

Name	Plan Name	Number Of Years Of Credited Service	Present Value of Accumulated Benefit (1)

Christopher E. French	Qualified Pension Plan	25	$ 542,859
Earle A. MacKenzie	Qualified Pension Plan	4	111,255
Adele M. Skolits	Qualified Pension Plan	—	—
David E. Ferguson	Qualified Pension Plan	39	957,326
William L. Pirtle	Qualified Pension Plan	14	216,130

(1)

Refer to footnote 9 to the Company’s consolidated financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, for additional details on the assumptions used in the valuation of the Company’s retirement plan.

During 2006, the Company announced that, effective January 31, 2007, benefits under the pension plan described above would be frozen and the plan subsequently terminated. Vested benefits accrued under the qualified pension plan could be annuitized, paid out in a lump sum, or transferred to another qualified plan such as an individual IRA account or the Company’s defined contribution 401(k) plan. No payments were made under the plan to any named executive officer during 2008. The Company expects to complete termination of the plan, and distribution of accrued benefits, during 2009.

Nonqualified Defined Contribution Plan

In March 2007, effective January 1, 2007, the Company amended the Executive Supplemental Retirement Plan to convert it from a defined benefit plan to a defined contribution plan. Balances accrued under the defined benefit plan, including the effects on this plan of the decision to freeze and terminate the qualified defined benefit plan, were converted as the opening balances for the defined contribution plan. For 2007 and future years, the Company will contribute 7% of pay (generally, base salary plus incentive pay) to the plan, as well as additional amounts to replace benefits lost under the Company’s qualified 401(k) plan due to limitations under ERISA and IRS regulations governing the qualified 401(k) plan. The 7% level was chosen so as to approximate the level of benefits a participant would likely have received under the pre-amended plan. Benefits under the pre-amended plan were intended to help equalize retirement income as a percent of final compensation between the participating executives and other employees. Participants may direct their balances to a variety of investment options, and returns on these investment options will be reflected as gains or losses in the participants’ accounts under this plan. The Company will also reflect those gains or losses as investment gains or losses on its financial statements. The Company elected to establish a rabbi trust and to contribute amounts to the rabbi trust equal to the participants’ opening balances in the plan, as well as Company contributions required under the plan, and to make investments under the rabbi trust as directed by the participants’ election choices.

2008 Nonqualified Deferred Compensation Table

Name	Registrant Contributions in Last FY (1)	Aggregate Earnings (Losses)) in Last FY	Aggregate Balance at Last FY

Christopher E. French	$ 36,961	$ (246,150)	$ 409,237
Earle A. MacKenzie	28,597	(281,182)	560,038
Adele M. Skolits	14,630	(4,073)	14,321
David E. Ferguson	15,069	(46,246)	311,272
William L. Pirtle	16,122	(101,477)	148,381

1)	The amounts shown are reported as compensation for each named executive officer for 2008 in the “All Other Compensation” column of the 2008 Summary Compensation Table above.

Potential Payments Upon Termination or Change in Control

As previously noted, the Company’s named executive officers do not have employment agreements. Upon termination of employment, whether by resignation, change of control, severance, retirement, or other reason, all officers are eligible to receive lump sum distributions of their vested accumulated benefits under the qualified pension plan, the Executive Supplemental Retirement Plan, and all previously vested stock or stock option grants outstanding at the time of termination of employment. As of December 31, 2008, Mr. MacKenzie and Ms. Skolits were not vested in their accrued benefits as shown in the preceding tables of pension benefits and aggregate balances in the Executive Supplemental Retirement Plan. Vested stock options as of December 31, 2008, are shown in the Equity Awards Outstanding table. Only Mr. Ferguson is “retirement eligible” under the terms of the performance share award, and would be eligible to retain his award if he terminated his employment as of December 31, 2008. No other payments to any officers would be triggered by any officers’ termination of employment.

Compensation Committee Report

We have reviewed and discussed with management the Compensation Discussion and Analysis for the year ended December 31, 2008 to be included in the Company’s 2009 Annual Meeting of Shareholders Proxy Statement (the “Proxy”). Based on the reviews and discussions referred to above, we have recommended to the board of directors, and the board of directors has approved, that the Compensation Discussion and Analysis referred to above be included in the Company’s Proxy and incorporated by reference into the Company’s Annual Report on Form 10-K.

Respectfully submitted,

THE COMPENSATION COMMITTEE

Tracy Fitzsimmons, Chair

John W. Flora

Richard L. Koontz, Jr.

James E. Zerkel II

Compensation Committee Interlocks and Insider Participation

The Company’s directors who meet the independence requirements prescribed by the Nasdaq Marketplace Rules recommend to the board of directors for determination all components of compensation for the Company’s chief executive officer and other executive officers. There are no interlock relationships as defined in the applicable SEC rules.

Certain Relationships and Related Transactions

As set forth in the audit committee charter, the audit committee is responsible for reviewing all related party transactions required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC. During 2008, the Company and its subsidiaries made numerous purchases of fuel from Holtzman Oil Corp. and entities affiliated with Holtzman Corp. Director Koontz is a Vice President of Holtzman Oil Corp. and Holtzman Corp. In 2008, total purchases were approximately $108,000. All such purchases were at market rates pursuant to arms-length agreements.

SHAREHOLDER RATIFICATION OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

The audit committee of the board of directors has appointed KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009. Our shareholders are asked to ratify that appointment at the annual meeting. In accordance with its charter, the audit committee will periodically assess the suitability of our incumbent independent registered public accounting firm taking into account all relevant facts and circumstances, including the possible consideration of the qualifications of other accounting firms. If the shareholders do not ratify the appointment of KPMG LLP, the audit committee will reconsider whether or not to retain KPMG LLP as the Company’s independent registered public accounting firm, but may determine to do so. Even if the appointment of KPMG LLP, is ratified by the shareholders, the audit committee may change the appointment at any time if it determines that a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to attend the annual meeting, and will have the opportunity to make a statement, if they so desire, and will be available to respond to appropriate questions from shareholders.

KPMG LLP served as the Company’s independent registered public accounting firm for the Company’s fiscal years ended December 31, 2007 and 2008. The following sets forth the aggregate fees billed by KPMG LLP to the Company for those fiscal years.

	2007	2008
Audit services	$520,000	$595,000
Audit-related services	66,000	70,000
Tax services	–	–
All other services	–	–
Total	$586,000	$665,000

In making its appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending December 31, 2009,the audit committee considered whether KPMG LLP’s provision of non-audit services is compatible with maintaining KPMG LLP’s independence.

Audit Fees

Audit services include services performed by KPMG LLP to comply with generally accepted auditing standards related to the audit of the Company’s consolidated financial statements and review of interim consolidated financial statements. The audit fees shown above for the 2007 and 2008 fiscal years were incurred principally for services rendered in connection with the audits of the Company’s consolidated financial statements, and included the audits of the Company’s internal control over financial reporting and limited quarterly review services.

Audit-Related Fees

Audit-related services include assurance and related services that are customarily performed by independent registered public accounting firms. Audit-related fees for both 2007 and 2008 include amounts incurred in connection with audits of the Company’s employee benefit plans, and amounts for work relating to the PCS subsidiary.

Tax Fees

There were no tax services provided by KPMG LLP for the 2007 and 2008 fiscal years.

All Other Fees

There were no other services provided by KPMG LLP which would be classified as “all other fees” for the 2007 and 2008 fiscal years.

Pre-Approval of Audit and Permissible Non-Audit Services

The audit committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The audit committee, acting as a whole, pre-approves all audit and permissible non-audit services provided by such firm. For both types of pre-approval, the audit committee considers whether such services are consistent with the SEC’srules on auditor independence.

The board of directors unanimously recommends that the shareholders of the Company vote FOR the ratification of the appointment of KPMG LLP.

Report of the Audit Committee

The audit committee of the Company’s board of directors is a standing committee composed of three non-employee directors who meet the independence and expertise requirements of the listing standards of the Nasdaq Stock Market.

During the fiscal year ended December 31, 2008, the audit committee reviewed with the Company’s management, Goodman and Company (who serves as the Company’s consultants engaged to perform internal control testing), and KPMG LLP (the Company’s independent registered public accounting firm), the scope of the annual audit and audit plans, the results of internal control testing and external audit examinations, the evaluation of the Company’s system of internal control, the quality of the Company’s financial reporting, and the Company’s process for legal and regulatory compliance. The audit committee also monitored the progress and results of the testing of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act of 2002.

Management is responsible for the Company’s system of internal control, the financial statements and the financial reporting process, and the assessment of the effectiveness of internal control over financial reporting. KPMG LLP is responsible for performing an integrated audit and issuing reports on the following: (1) the Company’s consolidated financial statements; and (2) the Company’s internal control over financial reporting. As provided in its charter, the audit committee’s responsibilities include monitoring and overseeing these processes.

Consistent with this oversight responsibility, KPMG LLP reports directly to the audit committee. The audit committee appointed KPMG LLP as the Company’sindependent registered public accounting firm and approved the firm’s compensation.

The audit committee discussed with KPMG LLP the matters required to be discussed by the Nasdaq Stock Market, the Securities and Exchange Commission, the Public Company Accounting Oversight Board, and the American Institute of Certified Public Accountants. In addition, KPMG LLP provided to the audit committee the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding that firm’s communications with the audit committee concerning independence and the audit committee has discussed with KPMG LLP the firm’s independence.

In reliance on the review and discussions referred to above, the auditcommittee recommended to the board of directors, and the board of directors has approved, the inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, for filing with the Securities and Exchange Commission.

Respectfully submitted,

THE AUDIT COMMITTEE

Dale S. Lam, Chair

Douglas C. Arthur

Jonelle St. John

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s directors and executive officers and persons who own more than 10% of a registered class of the Company’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of the common stock and other equity securities of the Company. The reporting persons are required by rules of the SEC to furnish the Company with copies of all Section 16(a) reports they file. Based solely upon a review of Section 16(a) reports furnished to the Company for 2008 or written representations that no other reports were required, the Company believes that the foregoing reporting persons complied with all filing requirements for fiscal 2008.

SHAREHOLDER PROPOSALS FOR THE ANNUAL MEETING IN 2010

Under SEC rules, in order for shareholder proposals to be presented at the Company’s annual meeting of shareholders in 2010, such proposals must be received by the Secretary of the Company at the Company’s principal office in Edinburg, Virginia, no later than November 27, 2009. The submission by a shareholder of a proposal for inclusion in the proxy statement is subject to regulation by the SEC.

In addition, the Company’s bylaws require that notice of proposals by shareholders to be brought before any annual meeting generally must be delivered to the Company not less than 120 days before the meeting. The notice shall set forth as to each matter the shareholder proposes to bring before the annual meeting: (a) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting; (b) the name and record address of the shareholder proposing such business; (c) the class, series and number of shares of the Company's stock that are beneficially owned by the shareholder proposing such business; and (d) any material interest of the shareholder in such business.

The provisions in the Company’s bylaws concerning notice of proposals by shareholders are not intended to affect any rights of shareholders to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934.

SHAREHOLDER COMMUNICATIONS

Shareholders may send communications directly to the Company’s Board of Directors at the following address: Board of Directors, Shenandoah Telecommunications Company, 500 Shentel Way, P.O. Box 459, Edinburg, Virginia 22824, Attention: Corporate Secretary.

OTHER MATTERS

The board of directors does not intend to present to the meeting any other matters not referred to above and does not presently know of any matters that may be presented to the meeting by others. If other matters are properly brought before the meeting, the persons named in the enclosed proxy will vote on such matters in their own discretion.

By Order of the Board of Directors,

Ann E. Flowers
Secretary

Dated: March 27, 2009